UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   April 20, 2009

AMSTAR FINANCIAL SERVICES, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

FLORIDA	000-25803	65-0181535
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(COMMISSION FILE NO.)	(IRS EMPLOYEE IDENTIFICATION NO.)

13000 South Tryon Street
Suite F #270
Charlotte, NC 28278
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

888-269-0782
 (ISSUER TELEPHONE NUMBER)

15921 SW 14th Street
Pembroke Pines, Florida 33027
(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.01 CHANGES IN CONTROL OF REGISTRANT.

On April 20, 2009 (the “Effective Date”), the controlling shareholders of the Company, executed a voting proxy authorizing Clinton Walker to have voting control over their 51,690,548 shares of our common stock.  The 51,690,548 shares offered to Clinton Walker in the voting proxy constitute 62.60% of the total number of our outstanding shares.  This voting proxy agreement was effectively a change of control.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Nelson A. Locke and Charles M. Kluck resigned as members of the Company's Board of Directors effective as of March 31, 2009.  Nelson A. Locke and Charles M. Kluck also resigned as the Company's President, Chief Executive Officer, and Chief Financial Officer, effective March 31, 2009.  At the time of resignation, neither Mr. Locke or Mr. Kluck were members of any committee on the board of directors.  The resignations were not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On March 31, 2009, Clinton Walker was appointed as the Company's President, Chief Executive Officer, Chief Financial Officer, Chairman of the Board and Corporate Secretary.  As of the date of this filing, Mr. Walker has not been appointed to any committee of the board of directors.

Mr. Clinton Walker, Chairman & President

Clinton F. Walker is the Founder and CEO of Remodel Auction of Charlotte, NC.    From April/2003 to January/2006, he was General Manager of Patton General Contracting of Charlotte, which is a home remodeling company where Walker sold home improvement contracts and trained new salesmen.   From November/1999 to January 2003, he was Vice President of 21st Equity Partners of Charlotte, which was a Business Consulting Firm.   From August/1994 to November 1999, he was the Owner of a Branch Office of Corporate Securities Group, which was a full service securities broker dealer.  He was a registered principal with the National Association of Securities Dealers and licensed as a stockbroker in ten states to invest in stocks, bonds, and mutual funds.  In December/1990 he received a Bachelor of Science degree in Technology and Business from Appalachian State University.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Amstar Financial Services, Inc.

Date: April 30, 2009	By:	/s/ Clinton Walke/
Clinton Walker President